Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	Karen Mroz-Bremner
Executive Vice President,	Senior Manager,
Finance and Administration	Corporate Development
and Chief Financial Officer	and Investor Relations
(609) 936-2481	(609) 936-6929
jhenneman@Integra-LS.com	Karen.mroz-bremner@integra-ls.com
Integra LifeSciences Acquires Theken Spine
Plainsboro, New Jersey / August 4, 2008 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has acquired Theken Spine, LLC, Theken Disc, LLC and Therics, LLC (together “Theken”) for $75 million in cash, subject to certain adjustments, and up to $125 million in future payments based on the revenue performance of the business in the two years after closing.
Integra expects to provide detailed guidance regarding the financial aspects of the transaction, including the impact of acquisition and integration related charges, and the expected impact on Integra’s future financial results on its second quarter earning results conference call on August 12, 2008.
About Theken
Headquartered in Akron, Ohio, Theken Spine, LLC, Theken Disc, LLC, and Therics, LLC specialize in pioneering spinal implant technologies that seek to improve spinal surgical techniques, thereby benefiting patients as well as surgeons. Theken Spine provides comprehensive product lines that offer surgeons peace of mind through steadfast product reliability and easy-to-use instrumentation. Products include cervical plates, pedicle screws, spacers, degenerative/deformity, trauma devices, and synthetic bone substitute products. Theken Disc is a development stage company focused on next generation artificial disc replacement technology. Please visit the Theken website at (http://www.theken.com).
About Integra LifeSciences Holdings Corporation
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at http://www.Integra-LS.com.
IART-A
Source: Integra LifeSciences Holdings Corporation